UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 5, 2015

SCIENTIFIC GAMES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	81-0422894
(State of incorporation)	(IRS Employer
Identification No.)

0-13063

(Commission File Number)

6650 S. El Camino Road, Las Vegas, Nevada 89118

(Address of registrant’s principal executive office)

(702) 897-7150

(Registrant’s telephone number)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CPR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                                        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 5, 2015, the Board of Directors (the “Board”) of Scientific Games Corporation (the “Company”) elected William C. Thompson, Jr. as a director of the Company effective immediately.

Mr. Thompson is the Chief Administrative Officer and Senior Managing Director of Siebert Brandford Shank & Co., L.L.C., an investment banking and financial services company.  Mr. Thompson joined Siebert Brandford Shank & Co., L.L.C. in April 2010, having previously served eight years as the Comptroller for the City of New York from January 2002 to December 2009.  Mr. Thompson serves on the New York State Gaming Facility Location Board and as a Trustee Emeritus at Tufts University.

Mr. Thompson is eligible to participate in all compensation plans applicable to non-employee members of the Board (as described in the Company’s proxy statement filed with the Securities and Exchange Commission on April 30, 2014).  Upon joining the Board, Mr. Thompson received stock options for 10,000 shares, which have a four-year vesting schedule and an exercise price of $13.84 (the average of the high and low sales prices of the Company’s common stock on the trading day immediately prior to the date of grant).  Mr. Thompson will receive an annual retainer of $75,000 for Board service, an annual retainer of $10,000 for each committee on which he serves (or $15,000, in the case of Audit Committee service), and an annual award of restricted stock units having a grant date value of up to $160,000 and a four-year vesting schedule (provided he satisfies the Board’s attendance requirements).  Mr. Thompson will serve on the Audit Committee of the Board.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SCIENTIFIC GAMES CORPORATION

Date: March 11, 2015	By:	/s/ Kathryn S. Lever
		Name:	Kathryn S. Lever
		Title:	Executive Vice President and General Counsel